Rule 424(b)(3)
                                             Registration No. 333-06335


PRICING SUPPLEMENT NO. 18           TO PROSPECTUS DATED JULY 30, 1996
                                       (As supplemented August 8, 1996)


                          IBM CREDIT CORPORATION

                            MEDIUM-TERM NOTES
                           (Variable Rate Note)

                (Due One Year or More from Date of Issue)

Designation:  Variable Rate        Original Issue Date:
 Medium-Term Notes Due              December 30, 1996
 December 30, 1997


Principal Amount:  $20,000,000     Maturity Date:
                                    December 30, 1997

Issue Price (as a percentage of    Regular Record Dates:
 Principal Amount):  99.98%         Fifteenth calendar day, whether or not
                                    a Business Day, immediately preceding
                                    the corresponding Interest Payment
                                    Date


Interest Rate:  Fed Funds          Interest Payment Dates:
Daily Unweighted Average + 18bp     Quarterly on the 30th day of each March,
(1 Day Lag, 1 Day Rate Cutoff)      June, September and December commencing
                                    March 30, 1997 and ending on the
                                    maturity date.


Commission or discount (as a       CUSIP: 449 22L 2X3
 percentage of Principal
 Amount): .02%

Redemption Provision: N/A

Option Provisions:
 Issuer has the right to convert to a fixed
 Interest Rate of 5.75% beginning June 30, 1997 and on each Interest Payment Date thereafter.


                                   Form: [X] Book-Entry
                                         [ ] Certified

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.


                                 INTEREST


     Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months and the actual number of days occurring in any such month.

     If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.


                                OPTION

     Issuer will have the right to convert in whole from a Fed Funds based interest rate to a Fixed Interest Rate of 5.75% on June 30, 1997 and on each Interest Payment Date thereafter, upon 10 calendar days irrevocable notice by telephone and facsimile prior to 12:00 noon.


                           PLAN OF DISTRIBUTION

     The Notes will be sold to Smith Barney Inc. for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.


Dated:  December 16, 1996